Exhibit 10.47

OXFORD IMMUNOTEC GLOBAL PLC

MANAGEMENT INCENTIVE COMPENSATION PLAN

FOR FISCAL YEARS 2012 AND 2013

This Management Incentive Compensation Plan (the “Plan”) has been established by Oxford Immunotec Global PLC (the “Company”) to provide for cash bonus awards (each, a “Bonus”) for each of fiscal year 2012 and 2013 (each, a “Performance Period”) to certain executive officers and other key employees of the Company to incentivize performance in support of Company and individual objectives.

The Plan is administered by the Remuneration Committee of the Board of Directors of the Company (the “Committee”) and its delegates. The Committee and its delegates, to the extent of such delegation, are referred to herein as the “Administrator”. Any interpretation or decision by the Administrator with respect to the Plan or any Bonus will be final and conclusive as to all persons.

Executive officers and other key employees of the Company and its subsidiaries are eligible to participate in the Plan. The Administrator will select, from among those eligible, the persons who will from time to time participate in the Plan (each, a “Participant”).

The Administrator in its discretion shall establish the performance goals for each Performance Period and shall determine the extent to which such performance goals have been satisfied for a Performance Period. Performance goals may include either individual or corporate goals, or both individual and corporate goals. The weightings of the individual and corporate performance goals under the Plan, to the extent applicable, shall be determined for each Participant and each Performance Period by the Administrator.

The Administrator shall determine a Participant’s target Bonus (the “Target”) for each Performance Period. The Target will be expressed as a percentage of the Participant’s annual base salary. The Administrator in its discretion may determine that the Bonus may exceed 100% of the Target in the event that the Administrator determines that the combined weighted achievement under a Participant’s individual and corporate performance goals during the applicable Performance Period exceeded 100% of the established performance goals for such period.

The Administrator shall determine the amount of any Bonus to be paid hereunder based on the achievement of the performance goals. Except as otherwise determined by the Administrator for non-US employees, all payments under the Plan will be made, if at all, not later than March 15th of the calendar year following the calendar year in which the Performance Period ends. The Administrator may, but need not, provide that a Bonus payment will not be made unless the Participant has remained employed with the Company and its subsidiaries through the date of payment.

All payments under the Plan will be subject to reduction for applicable tax and other legally or contractually required withholdings.

The Committee may amend the Plan at any time and from time to time. The Committee may at any time terminate the Plan.

The Plan will be effective for fiscal years 2012 and 2013. The Plan shall not be construed to require the adoption of a similar plan for future fiscal years.

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